As filed with the Securities and Exchange Commission on April 30, 1999

                                   ----------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): APRIL 27, 1999


                       HEALTHCORE MEDICAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                        0-22947                43-1771999
(State or other jurisdiction of   (Commission File Number)      (I.R.S. Employer
 incorporation or organization)                              Identification No.)

        11904 BLUE RIDGE BLVD
         GRANDVIEW, MISSOURI                                         64030
(Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (816) 736-4900


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)




                             Exhibit Index on Page 4

ITEM 5.   OTHER EVENTS.

               On April 27, 1999, HealthCore Medical Solutions, Inc., a Delaware corporation (the "Company"), entered into a non-binding letter of intent (the "Letter") with Adatom, Inc., a privately held California corporation ("Adatom"), contemplating, among other things, the merger (the "Merger") of Adatom with and into the Company. Adatom is in the business of developing Internet consumer shopping sites, and has its own Internet superstore shopping site, www.adatom.com. The Letter further provides that the Company will divest its current operating business prior to consummation of the Merger.

               The  Letter  provides  that  as  part  of  the  proposed  Merger,
HealthCore's   existing   Class  A  common  stock  and  warrants   would  remain
outstanding, and Adatom stockholders would receive HealthCore common stock representing approximately 77.5% percent of HealthCore's outstanding common stock following the Merger, subject to adjustment. The Letter further provides that as part of the divestiture of its existing business, the Company will terminate its employment relationships with all of its employees, including its key executives, Neal J. Polan ("Polan"), the Company's Chairman of the Board and Chief Executive Officer, and David L. Mullikin, the Company's President and Chief Operating Officer, and will settle any contractual obligations to such employees.

               Prior to the execution of the Letter, the Company employed Polan under an employment agreement (the "Employment Agreement") expiring on November 30, 2000, providing for an annual base salary of two hundred thousand (200,000) dollars, together with other compensation and benefits. The Employment Agreement made no provision for the termination thereof without cause. In furtherance of the transactions contemplated by the Letter, by letter amendment dated April 27, 1999, the Employment Agreement was amended to provide the Company with the right to terminate the Employment Agreement at any time, without cause, upon the expiration of one hundred twenty (120) days following the date of the execution of the letter amendment, whereupon the Company will pay to Polan the lesser of
(a) one hundred fifty thousand ($150,000) dollars, or (b) sixty (60%) percent of the present value of the remaining compensation and benefits due under the terms of the Employment Agreement on the date of its termination. In consideration for this amendment, the Company issued Polan 165,000 shares of Class A common stock of the Company ("Class A Common Stock"). The letter amendment to the Employment Agreement is attached hereto as Exhibit 10.11, and incorporated herein by reference thereto.

               On April 27, 1999, the Company engaged Jesup & Lamont as exclusive financial adviser to the Company in connection with the Merger, and as the Company's exclusive placement agent with respect to a contemplated private placement (the "Placement") of approximately six million ($6,000,000) dollars in equity securities of the Company following the consummation of the Merger, pursuant to the terms of an engagement letter (the "Engagement Letter"), among the Company, Adatom, and Jesup & Lamont. As partial consideration for such services, the Company has agreed to issue to Jesup & Lamont (a) upon the signing of the Engagement Letter, five-year warrants to purchase two hundred thousand (200,000) shares of the Class A common stock of the Company at an exercise price of one ($1.00) dollar per share (one hundred thousand (100,000, of which vested upon the execution of the Engagement Letter, and the remaining one hundred thousand (100,000) to vest only upon the closing of the Merger), and (b) five-year warrants to purchase up to ten (10%) percent of the securities sold in the Placement at an exercise price equal to the price at which the securities are sold in the Placement. The Engagement Letter dated April 27, 1999 among the Company, Adatom, and Jesup & Lamont is attached hereto as Exhibit 10.12 and incorporated herein by reference thereto.

               The issuance of the 165,000 shares of Class A Common Stock to Polan under the letter amendment to the Employment Agreement and the issuance of the warrants to purchase 200,000 shares of Class A Common Stock were acquired for investment and accordingly are exempt from registration under the Securities Act of 1933, as amended ("Act"), pursuant to Section 4(2) thereunder, and the stock certificates being issued to Polan and the warrants being issued to Jesup & Lamont will bear a restrictive legend indicating that they have not been registered under the Act.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibits.  The following exhibits are filed herewith:

No.                                      DESCRIPTION
---                                      -----------

10.11 Letter  Amendment,  dated April 27,  1999,  between the Company and Polan.
10.12 Engagement Letter, dated April 27, 1999, among the Company, Adatom, and Jesup & Lamont.
99    Press release, dated April 27, 1999.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 30, 1999

                               HEALTHCORE MEDICAL SOLUTIONS, INC.

                               By:     /s/ Neal J. Polan
                               -------------------------------------------------
                               Neal J. Polan
                               Chairman of the Board and Chief Executive Officer

                                        4
                                  EXHIBIT INDEX

No.                      DESCRIPTION
---                      -----------

10.11 Letter  Amendment,  dated April 27,  1999,  between the Company and Polan.
10.12 Engagement Letter, dated April 27, 1999, among the Company, Adatom, and Jesup & Lamont.
99    Press release, dated April 27, 1999.